Exhibit 99.1

For information, contact: FOR IMMEDIATE RELEASE

Media -- David Harpole (713) 652-4125

Investors -- Douglas J. Pike (713) 309-4590

Houston Refinery Auction Process Is Discontinued

HOUSTON, July 20, 2006 -- Lyondell Chemical Company (NYSE: LYO) today announced that the company and its partner, CITGO Petroleum Corporation, have discontinued the exploration of a sale to a third party of the LYONDELL-CITGO Refining LP (LCR) partnership that operates a refinery in Houston, Texas.

While significant interest was expressed in the refinery and offers exceeded $5 billion, Lyondell has determined that these offers were insufficient to overcome the significant benefit of retaining an ownership position in the 268,000 barrels-per-day refinery. The partners continue to evaluate alternatives including Lyondell's acquisition of CITGO's position or continuation of the joint venture.

Lyondell's decision regarding LCR takes into consideration such factors as:

  The strength and potential duration of the United States refining cycle;
  Earnings and after-tax cash flow considerations;
  Synergies and fit with Lyondell's chemical holdings;
  Deleveraging potential through a sale versus continued participation in refining.

It is anticipated that a decision and announcement will be forthcoming in the near future.

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Lyondell Chemical Company, headquartered in Houston, Texas, is North America's third-largest independent, publicly traded chemical company. Lyondell is a major global manufacturer of basic chemicals and derivatives including ethylene, propylene, titanium dioxide, styrene, polyethylene, propylene oxide and acetyls. It also is a significant producer of gasoline blending components. The company has a 58.75 percent interest in Lyondell-Citgo Refining LP, a refiner of heavy, high-sulfur crude oil. Lyondell is a global company operating on five continents and employs approximately 10,000 people worldwide.

FORWARD-LOOKING STATEMENTS

The statements in this release relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon the current beliefs and expectations of management, and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, the partners' plans, objectives, expectations and intentions and other risk factors. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the Lyondell Annual Report on Form 10-K for the year ended December 31, 2005, Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, which will be filed with the SEC in August 2006.

SOURCE: Lyondell Chemical Company